Exhibit 5.1

Harney Westwood & Riegels 3rd Floor, Harbour Place 103 South Church Street PO Box 10240 KY1-1002 Grand Cayman Cayman Islands Tel: +1 345 949 8599 Fax: +1 345 949 4451

28 July 2022

philip.graham@harneys.com

+1 284 852 2551

PRG/GYW/056136.0001

SAI.TECH Global Corporation

#01-05 Pearl’s Hill Terrace

Singapore

168976

Dear SAI.TECH Global Corporation

SAI.TECH Global Corporation (the “Company”)

We are lawyers qualified to practise in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Company's Form F-1 Registration Statement, as may be amended from time to time (the “Statement”), the issuance of 2,244,493 Class A ordinary shares, par value $0.0001 per share of the Company (the “Warrant Shares”) upon the exercise of 2,244,493 redeemable warrants to purchase Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), which are exercisable at a price of $11.50 per share (the “Warrants”), the registration of 224,780 Class A Ordinary Shares (the “Private Placement Shares”), purchased by certain investors in relation to the Company’s initial public offering on April 28, 2021 (the “IPO”), and the registration of 1,122,247 Class A Ordinary Shares (the “Founder shares”) that were issued to certain shareholders in conjunction with the IPO (together, the “Registered Shares”). In this opinion the “Companies Act” means the Companies Act (2022 Revision) of the Cayman Islands.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

On 19 July 2021 the firm converted to a limited liability partnership pursuant to the Limited Liability Partnership Act 2017 of the laws of the Cayman Islands. Prior to re-registration the name of the firm was Harney Westwood & Riegels. A list of partners is available for inspection at our offices.	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver harneys.com

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Due Authorisation. The Company has, pursuant to the Resolutions, authorized the issuance of the Warrant Shares upon exercise of the Warrants in accordance with the terms of the Warrant Certificate.

3	Authorised Capital. The authorised share capital of the Company is US$35,000 divided into 330,369,366 Class A Ordinary Shares of par value US$0.0001 each, 9,630,634 Class B ordinary shares of par value US$0.0001 each and 10,000,000 preference shares of par value US$0.0001 each.

4	Due Issuance – The Registered Shares. The Registered Shares to be offered and sold by the selling shareholders, as contemplated by the Statement, have been validly issued, fully paid and are non- assessable.

5	Due Issuance – The Warrant Shares. The Warrant Shares will, upon exercise of the Warrants in accordance with the terms thereof, including receipt by the Company of the exercise price for the Warrant Shares and the entry of the name of the purchaser in the share register of the Company, be duly and validly issued and outstanding as fully paid and non-assessable.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact.

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only). Notwithstanding the above we hereby consent to the filing of this opinion letter as an exhibit to the Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

SCHEDULE 1

List of Documents Examined

1	The certificate of incorporation dated 26 January 2021 and the amended and restated memorandum and articles of association of the Company as adopted on 29 April 2022.

2	A Certificate of Good Standing in respect of the Company issued by the Registrar of Companies dated 21 July 2022.

3	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the Director’s Certificate).

4	A copy of the unanimous written resolutions of the board of directors of the Company dated 26 July 2022 (the Resolutions).

5	The Statement.

(1 to 5 above are the Documents).

SCHEDULE 2

Assumptions

1	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

3	Registered Shares. The Registered Shares have been duly registered in the Register of Members of the Company.

4	Warrants. That the Warrants have been duly issued under the laws of the State of New York and registered in the Register of Warrants of the Company.

5	Director’s Certificate. We have relied upon the statements and representations made in the Director’s Certificate as to factual matters.

6	Consideration. The Company will have received consideration in money or money’s worth for each Class A ordinary share offered by the Company when issued at the agreed issue price, such issue price in any event not being less than the stated par or nominal value of each Class A ordinary share.

7	Resolutions. The Resolutions remain in full force and effect.

8	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents and, in particular, that the entry into and performance of the Transaction Document will not cause any of the parties thereto to be in breach of any agreement or undertaking.

9	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

10	Solvency. The Company was on the date of execution of this opinion able to pay its debts as they fall due.

11	Foreign Laws. There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any opinion given herein.

SCHEDULE 3

Qualifications

1	Non-assessable. In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

2	Court Search. The search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the “Court’s Digital System”), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

3	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

4	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

5	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2020 Revision).

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